For Immediate Release                                           Exhibit No. 99.1

            BIOLOK INTERNATIONAL REPORTS RECORD SALES FOR PRELIMINARY
                FISCAL FOURTH QUARTER AND FULL YEAR 2005 RESULTS

DEERFIELD BEACH, FL -- November 11, 2005 -- BioLok International Inc. (OTCBB:
BLLI), the manufacturer and worldwide distributor of leading-edge dental implant technology, today announced preliminary fiscal fourth quarter and full year 2005 results.

For the quarter ended October 31, 2005, the Company's sales were a record $2.1 million, an increase of 58% from the same period of fiscal 2004. Sales for the twelve months ended October 31, 2005, were also a record at $7.2 million, up 46% as compared to the prior fiscal year.

"The growth strategies we have been implementing are proving very successful," said Bruce L. Hollander, President of BioLok International. "Sales in our fiscal fourth quarter and full year 2005 are impressive by several measures. First, in the fourth quarter we achieved the highest level of revenues of any quarter in our history. This is even more remarkable considering that our fourth quarter is seasonally slower than the other three quarters. Second, we continue to grow well in excess of the industry, which suggests our patented dental implant products are gaining market share. Third, our momentum has continued unabated despite the demand on management's time to expand our sales staff and research and development efforts, which should lead to future growth. Finally, we achieved record sales levels even though we were negatively impacted by Hurricane Wilma and other adverse weather conditions."

The Company expects to report final results for fiscal year 2005 with the issuance of its 10-KSB by month end.

                                      # # #

BioLok International Inc. (OTCBB: BLLI) is merging cell biology and technology to develop and market products for the dental implant and tissue regeneration markets. The Company is the worldwide manufacturer and distributor of the BioLok Precision Dental Implant System. BioLok offers a superior line of dental implants that incorporate many patented features and are synonymous with quality, fit of components, leading edge technology and design, and ease of use.

With funding from the National Institutes of Health (NIH) and the National Science Foundation (NSF), BioLok's research and development subsidiary, Orthogen, has developed and patented a proprietary laser microgrooving technology which has been assigned to BioLok. Subsequently, BioLok applied the technology for processing the surfaces of dental implants and related medical products to enhance tissue attachment. The product is marketed by BioLok under the trade name Laser-Lok(TM) and is the basis for significant revenue growth and market share gains by the Company. The laser microgrooving technology has potential applications for transcutaneous devices, orthopaedic implants, peripheral nerve repair, bioreactors, cardiovascular and ophthalmic devices. The Company has ongoing research programs with patents pending or issued in each of these areas.

Additional information is available on the Company's Web site at www.biolok.com.

                                      * * *

With the exception of the historical information contained in the release, the matters described herein contain certain "forward-looking statements" that are made pursuant to the Safe Harbor provisions of the Private Securities Litigation Reform Act of 1995. The statements contained in this release, which are not historical facts may be deemed to contain forward-looking statements, including, but not limited to, deployment of new services, growth of the customer base, and growth of the service area, among other items. Actual results may differ materially from those anticipated in any forward-looking statement with regard to magnitude, timing or other factors. Deviation may result from risk and uncertainties, including, without limitation, the Company's dependence on third parties, market conditions for the sale of services, technical factors affecting networks, availability of capital and other risks and uncertainties. More detailed information about these risk factors are set forth and may be updated from time to time in filings by BioLok International, Inc. with the Securities and Exchange Commission, including the Company's most recent quarterly report on Form 10-Q and other publicly available information regarding the Company. The Company disclaims any obligation to update information contained in any forward-looking statement.

BioLok International Contact:               Investor Relations Contact:
Bruce L. Hollander                          Jordan M. Darrow
President/CEO                               Darrow Associates, Inc.
954-698-9998                                631-367-1866
blh@biolok.com                              jdarrow@optonline.net